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                                                                 (EXHIBIT 23.02)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated February 13, 1998 on the financial statements of Campbell Strategic Allocation Fund, L.P. as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995 and our report dated February 25, 1998 on the balance sheet of Campbell & Company, Inc. as of December 31, 1997, which appear in such Prospectus. We also consent to the statements with respect to us as appearing under the heading "Experts" in the Prospectus.


                                        ARTHUR F. BELL, JR. & ASSOCIATES, L.L.C.
                                        CERTIFIED PUBLIC ACCOUNTANTS

Lutherville, Maryland


April 13, 1998